Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements of ConocoPhillips have been derived from our historical consolidated financial statements and are being presented to give effect to the disposition of our 50 percent non-operated interest in the FCCL Partnership, (“FCCL”), as well as the majority of our western Canada gas assets (collectively called the “WCBU Assets”).  The unaudited pro forma condensed consolidated balance sheet has been prepared as though the disposition had occurred on March 31, 2017.  The unaudited pro forma condensed consolidated income statements have been prepared as though the disposition had occurred on January 1, 2016.  The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical financial statements and accompanying notes.

The unaudited pro forma condensed consolidated financial statements give effect to the disposition, the receipt of net proceeds from the disposition, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this financial information on Form 8-K that management believes to be reasonable and factually supportable.

The unaudited pro forma financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the disposition, factually supportable, and with respect to the unaudited pro forma condensed consolidated income statements, expected to have a continuing impact on our consolidated results.

The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only, do not reflect what our financial position and results of operations would have been had the disposition of FCCL and the WCBU Assets occurred on the dates indicated, and are not necessarily indicative of our future financial position and future results of operations. Actual adjustments, however, may differ materially from the information presented.

Unaudited Pro Forma Condensed Consolidated Income Statement	ConocoPhillips
Three Months Ended March 31, 2017

	Millions of Dollars
	Historical	FCCL & WCBU Assets		Pro Forma Adjustments		Pro Forma
Revenues and Other Income
Sales and other operating revenues	$7,518	(186)	(a)			7,332
Equity in earnings of affiliates	200	(120)	(b)			80
Gain on dispositions	22					22
Other income	31			8	(d)	39
Total Revenues and Other Income	7,771	(306)		8		7,473

Costs and Expenses
Purchased commodities	3,192	(21)	(a)			3,171
Production and operating expenses	1,298	(94)	(a)	(27)	(e)	1,177
Selling, general and administrative expenses	157					157
Exploration expenses	551	(3)	(a)			548
Depreciation, depletion and amortization	1,979	(116)	(a)			1,863
Impairments	175					175
Taxes other than income taxes	231	(7)	(a)			224
Accretion on discounted liabilities	95	(6)	(a)			89
Interest and debt expense	315					315
Foreign currency transaction losses	10					10
Total Costs and Expenses	8,003	(247)		(27)		7,729
Loss before income taxes	(232)	(59)		35		(256)
Income tax provision (benefit)	(831)	—	(c)	1,002	(c) (f)	171
Net income (loss)	599	(59)		(967)		(427)
Less: net income attributable to noncontrolling interests	(13)					(13)
Net Income (Loss) Attributable to ConocoPhillips	$586	(59)		(967)		(440)

Net Income (Loss) Attributable to ConocoPhillips Per Share of Common Stock (dollars)
Basic	$.47					(.35)
Diluted	.47					(.35)

Dividends Paid Per Share of Common Stock (dollars)	$.27					.27

Average Common Shares Outstanding (in thousands)
Basic	1,243,280					1,243,280
Diluted	1,248,722					1,243,280

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited Pro Forma Condensed Consolidated Income Statement	ConocoPhillips
Year Ended December 31, 2016

	Millions of Dollars
	Historical	FCCL & WCBU Assets		Pro Forma Adjustments		Pro Forma
Revenues and Other Income
Sales and other operating revenues	$23,693	(575)	(a)			23,118
Equity in earnings (losses) of affiliates	52	(89)	(b)			(37)
Gain on dispositions	360					360
Other income	255			32	(d)	287
Total Revenues and Other Income	24,360	(664)		32		23,728

Costs and Expenses
Purchased commodities	9,994	(57)	(a)			9,937
Production and operating expenses	5,667	(416)	(a)			5,251
Selling, general and administrative expenses	723					723
Exploration expenses	1,915	(13)	(a)			1,902
Depreciation, depletion and amortization	9,062	(581)	(a)			8,481
Impairments	139	(29)	(a)			110
Taxes other than income taxes	739	(27)	(a)			712
Accretion on discounted liabilities	425	(25)	(a)			400
Interest and debt expense	1,245					1,245
Foreign currency transaction (gains) losses	(19)					(19)
Total Costs and Expenses	29,890	(1,148)				28,742
Loss before income taxes	(5,530)	484		32		(5,014)
Income tax benefit	(1,971)	131	(c)	1	(c)	(1,839)
Net loss	(3,559)	353		31		(3,175)
Less: net income attributable to noncontrolling interests	(56)					(56)
Net Loss Attributable to ConocoPhillips	$(3,615)	353		31		(3,231)

Net Loss Attributable to ConocoPhillips Per Share of Common Stock (dollars)
Basic	$(2.91)					(2.59)
Diluted	(2.91)					(2.59)

Dividends Paid Per Share of Common Stock (dollars)	$1.00					1.00

Average Common Shares Outstanding (in thousands)
Basic	1,245,440					1,245,440
Diluted	1,245,440					1,245,440

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet	ConocoPhillips
At March 31, 2017

	Millions of Dollars
	Historical	FCCL & WCBU Assets		Pro Forma Adjustments		Pro Forma
Assets
Cash and cash equivalents	$3,109			10,263	(i)	13,372
Short-term investments	252					252
Accounts and notes receivable (net of allowance of $5 million in 2017)	3,105					3,105
Accounts and notes receivable—related parties	254					254
Investment in Cenovus				1,957	(j)	1,957
Inventories	1,097	(13)	(g)			1,084
Prepaid expenses and other current assets	2,911	(2,391)	(g)			520
Total Current Assets	10,728	(2,404)		12,220		20,544
Investments and long-term receivables	21,153	(9,006)	(h)			12,147
Loans and advances—related parties	522					522
Net properties, plants and equipment (net of accumulated depreciation, depletion and amortization of $66,400 million in 2017)	54,440	(237)	(g)			54,203
Other assets	1,130					1,130
Total Assets	$87,973	(11,647)		12,220		88,546

Liabilities
Accounts payable	$3,494					3,494
Accounts payable—related parties	37					37
Short-term debt	1,095					1,095
Accrued income and other taxes	756					756
Employee benefit obligations	465					465
Other accruals	1,679	(704)	(g)	(77)	(i)(k)	898
Total Current Liabilities	7,526	(704)		(77)		6,745
Long-term debt	25,340					25,340
Asset retirement obligations and accrued environmental costs	7,884					7,884
Deferred income taxes	7,568			370	(l)	7,938
Employee benefit obligations	2,534					2,534
Other liabilities and deferred credits	1,520					1,520
Total Liabilities	52,372	(704)		293		51,961

Equity
Common stock (2,500,000,000 shares authorized at $.01 par value)
Issued (2017—1,784,150,651 shares)
Par value	18					18
Capital in excess of par	46,510					46,510
Treasury stock (at cost: 2017—547,046,698 shares)	(37,018)					(37,018)
Accumulated other comprehensive income	(5,961)					(5,961)
Retained earnings	31,804	(10,943)	(m)	11,927	(m)	32,788
Total Common Stockholders’ Equity	35,353	(10,943)		11,927		36,337
Noncontrolling interests	248					248
Total Equity	35,601	(10,943)		11,927		36,585
Total Liabilities and Equity	$87,973	(11,647)		12,220		88,546

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	ConocoPhillips

(a)                 These adjustments eliminate the direct operating results of the WCBU Assets, as well as the purchased commodities, exploration expenses, depreciation, depletion and amortization, impairments, taxes other than income taxes and accretion on discounted liabilities directly attributable to the WCBU Assets, as if the transaction occurred on January 1, 2016. Not included in these pro forma adjustments are anticipated savings due to costs that may be reduced or eliminated subsequent to the disposition.

(b)                 This adjustment eliminates the equity in earnings from FCCL.

(c)                  Reflects the estimated income tax effect of the adjustments to loss before income taxes using primarily the historical Canadian statutory rates for ordinary or capital income, as applicable, in effect for the periods presented.

(d)                 Reflects the receipt of dividends that would have been paid during the applicable period on the 208 million Cenovus common shares received as consideration from the disposition.

(e)                  Reflects the elimination of nonrecurring restructuring costs incurred in the first quarter of 2017.

(f)                   During the first quarter of 2017, we recorded a $996 million financial accounting tax benefit primarily associated with a deferred tax recovery related to the Canadian capital gains exclusion component of the transaction and the recognition of previously unrealizable Canadian capital tax asset basis. This adjustment eliminates this previously incurred tax benefit because it is nonrecurring in nature and primarily attributable to the disposition.

(g)                  These adjustments eliminate the assets and liabilities of the WCBU Assets, which were reported as “held for sale” as of March 31, 2017.

(h)                 This adjustment eliminates the investment in FCCL.

(i)                     Reflects cash proceeds from the disposition (after a downward adjustment of $600 million for amounts withheld and escrowed relating to certain environmental claims pending future resolution offset by an upward adjustment of $426 million for the return of cash from FCCL and other customary adjustments). This excludes an initial deposit of $130 million received upon announcement of the purchase and sale agreement in March 2017. With the proceeds from this disposition, we plan to reduce debt and increase our annual planned share repurchases.

(j)                    Reflects current investment for the 208 million Cenovus common shares received as partial consideration for the disposition based on the price of Cenovus common shares on the New York Stock Exchange of $9.41 as of 10:00 a.m. central daylight time on May 17, 2017. Under the Investor Agreement with Cenovus, we have agreed not to sell any of the Cenovus common shares until six months from the Closing. We will account for these common shares as available-for-sale securities with changes in fair value recorded to other comprehensive income.

(k)                 Reflects additional customary accruals and transaction costs for financial advisory, legal, tax and accounting professional fees expected to be incurred in connection with the disposition.

(l)                     This adjustment represents primarily Canadian tax expense to be recorded on the pre-tax gain arising from the disposition, calculated at statutory Canadian tax rates for ordinary or capital income, based on the components of the gain expected to be treated as such. This adjustment also includes Canadian withholding tax expense for the portion of the disposition proceeds expected to be subject to withholding tax upon distribution from Canada.

(m)             Includes the after-tax gain of approximately $1 billion arising from the disposition. The gain has not been reflected in the pro forma condensed consolidated income statement as it is considered to be nonrecurring in nature and primarily attributable to the disposition.